EXHIBIT 10.18

FORRESTER RESEARCH, INC.

60 Acorn Park Drive

Cambridge, MA 02140

EXECUTIVE QUARTERLY CASH INCENTIVE PLAN

On March 10, 2021, the Compensation and Nominating Committee (the “Committee”) of the Board of Directors of Forrester Research, Inc. (the “Company”) approved this Executive Quarterly Cash Incentive Plan (the “Plan”).

1. Purpose of the Plan

The purpose of this Plan is to reward the executive officers of the Company for their contributions toward the achievement of certain Company financial and strategic goals and, if determined by the Committee, for their individual performance. Except where the context otherwise requires, the term “Company”, as used in this Plan, includes any of the Company’s present or future parent or subsidiary corporations or entities. The term “Plan year” will mean the calendar year. The term “Quarter” will mean the calendar quarters of the year (January 1 to March 31, April 1 to June 30, July 1 to September 30, and October 1 to December 31).

2. Administration

The Committee will administer and have final authority on all matters relating to the Plan. The Committee may interpret and construe the Plan, decide all matters arising under or in connection with the Plan, and reconcile any inconsistency in the Plan in the manner and to the extent it deems appropriate to carry into effect the Plan. The Committee may amend, suspend, revoke or terminate the Plan at any time. All payouts under the Plan are subject to the prior approval of the Committee. Decisions by the Committee will be in the Committee’s sole discretion and will be final and binding on all persons having or claiming any interest in the Plan.

3. Eligibility

Only those executive officers or other key employees of the Company that the Committee designates from time to time will be eligible to participate in the Plan. Each such designated executive officer and other employee, if any, is deemed a “Participant” in the Plan. Except as otherwise provided in this Plan, Participants must be employed by the Company on the last day of the applicable Plan year or Quarter in order to receive a bonus, if any, under this Plan in respect of such Plan year or Quarter; provided that the Committee may provide for payment of a prorated bonus under the Plan in the case of an employee who first becomes a Plan Participant during the course of a Plan year or Quarter, as applicable, or in the case of a Participant who ceases to be eligible to participate in the Plan during the course of a Plan year or Quarter, as applicable. Participants must be regularly scheduled to work at least 60% of a full-time schedule each week to receive any bonuses under this Plan.

4. Plan Overview; Target Bonus; Performance Components

Each Plan year the Committee will designate those Participants eligible to earn a target bonus amount (“Target Bonus”) under the Plan and each Participant’s Target Bonus. Actual bonus payouts will be based upon achievement of performance goals for each Quarter of the applicable Plan year (“Quarterly Performance Goals”) and, if the Committee so determines, achievement of performance goals for the applicable Plan year (“Yearly Performance Goals” and, together with the Quarterly Performance Goals, “Performance Goals”). Within a reasonable period of time after the commencement of each Plan year, the Performance Goals and the relative weightings of those goals for any Plan year will be determined by the Committee for each Participant and may vary among Participants. The Committee may adjust, remove, or add Performance Goals during the year, depending on current business needs or changes (for example, in the event of an acquisition or divestiture or a significant restructuring charge) and any changes to the Participants’ roles or responsibilities. Performance Goals may be based on Business Performance or Individual Performance, each as defined below, or a combination of the foregoing.

4.1

Business Performance.  Business Performance will mean one or more objectively determinable measures of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or

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in combinations thereof): bookings; sales; revenues; operating income or operating margin; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations,  recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; or strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, cost targets, or objective goals relating to reorganizations, acquisitions or divestitures.

4.2	Individual Performance. Individual Performance will mean one or more individual performance goals for a Participant, as determined by the Committee upon recommendation by the Chief Executive Officer.

5. Participant Scores; Bonus Payouts.

Within a reasonable period of time after the Company has reported financial results for the applicable Quarter, for Quarterly Performance Goals, and for the applicable Plan year for any Yearly Performance Goals, the Committee will review and approve, and each Participant will receive, a scored assessment of his or her performance relative to each Performance Goal, which will result in a personal score (“Personal Score”) for each Participant. Each Participant’s Personal Score will determine the percentage of the Participant’s Target Bonus, if any, payable to such Participant for the applicable Quarter or Plan year.

Bonus payouts, if any, under the Plan, will be determined and paid in a single cash lump sum following the end of the applicable Quarter or Plan year, as soon as practicable after final determination of each Participant’s Personal Score, and in any event no later than March 15th following the end of the applicable Plan year.

Nothing in the Plan shall be construed as limiting the right of the Company to grant, or for the Committee to approve, incentive awards in addition to or in lieu of a bonus granted or paid under the Plan.

6. Change in a Participant’s Employment Circumstances.

If a Participant is unable to complete any Performance Goal because (i) the Participant takes an authorized leave of absence, (ii) the Participant becomes disabled and qualifies for short-term or long-term disability benefits under the Company’s disability plans, (iii) the Participant dies during a Plan year, or (iv) there occurs any other extraordinary event beyond the reasonable control of the Participant, then the Committee may equitably adjust the Participant’s Personal Score to credit progress towards the Participant’s Performance Goals.

7. Miscellaneous

7.1 No Right to Employment or other Status. This Plan does not give, and will not be construed as giving, any Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with any Participant free from any liability or claim under the Plan, except as expressly provided otherwise in the Plan, and except as may be otherwise provided in any applicable written agreement between a Participant and the Company.

7.2 Non-U.S. Participants. The Company may modify the procedures set forth herein with respect to bonus payouts for Participants who are non-U.S. nationals or who are employed outside of the United States in order to comply with applicable laws and regulations.

7.3 Governing Law. This Plan will be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision.

7.4 Section 409A of the Code. Payments under the Plan are intended to constitute “short-term deferrals” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and guidance issued under Section 409A of the Code, and shall be construed accordingly. Notwithstanding the above, neither the Company, nor any subsidiary, nor the Committee, nor any person acting on behalf of the Company, any subsidiary, or the Committee, shall be liable to any participant or to the estate or beneficiary of any participant by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of a payment to satisfy the requirements of Section 409A of the Code.

7.5 Tax Withholding. All payments under the Plan shall be subject to reduction for applicable tax and other legally or contractually required withholdings.

7.6 Plan to be Unfunded, Etc. The Plan is intended to constitute an unfunded incentive compensation arrangement. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. A participant’s right to receive a bonus shall be no greater than the right of an unsecured general creditor of the Company. All bonuses shall be paid from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such bonuses. There shall not vest in any Participant or beneficiary any right, title, or interest in and to any specific assets of the Company.

7.7 Amendment and Termination. The Company may terminate the Plan at any time and may amend the Plan at any time and from time to time, with or without retroactive effect, including without limitation amendments that change the form or timing of bonus payments hereunder.

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